TIDAL TRUST I 485BPOS

Exhibit 99.(i)(xli)

June 25, 2026

Tidal Trust I

234 West Florida Street, Suite 700

Milwaukee, Wisconsin 53204

Ladies and Gentlemen:

We consent to the incorporation by reference in this Registration Statement of our opinion dated April 5, 2019 regarding the sale of an unlimited number of shares of beneficial interest of the SoFi Select 500 ETF and SoFi Social 50 ETF (formerly, the SoFi 50 ETF), and our opinion dated November 9, 2023 regarding the sale of an unlimited number of shares of beneficial interest of the SoFi Enhanced Yield ETF, each, a series of Tidal Trust I (the “Trust”). In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.